Exhibit 10.40

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (“Separation Agreement”) is entered into by and between Electromed, Inc., a Minnesota corporation (“Electromed”) and Robert D. Hansen (“Hansen”).

RECITALS

A.           Hansen has announced his retirement from his employment and arty and all positions with Electromed, including but not limited to Chief Executive Officer (“CEO”), Chairman of the Board, and Director of the Board effective May 11, 2012 (the “Separation Date”).

B.           Hansen desires to receive, and Electromed desires to provide in exchange for a release of claims and other promises, separation pay to assist Hansen with his transition into retirement.

C.           Electromed and Hansen desire to set forth fully their understanding and agreement with respect to the terms of Hansen’s separation from Electromed.

NOW, THEREFORE, in consideration of the mutual covenants and promises made by and between the parties, the receipt and adequacy of which is acknowledged, Electromed and Hansen hereby agree as follows:

1.            Separation.

A.           The parties agree that Hansen has retired as CEO, Chairman and Director of Electromed effective as of the Separation Date.

B.           Hansen acknowledges and agrees that upon receipt of his final paycheck, which will include payment for services through May 11, 2012, less the $5,000.00 for the Dodge Durango as set forth in Paragraph 2.D below, and that, except as otherwise provided for in this Agreement, he has received all compensation and benefits owed to him through May 11, 2012, by virtue of his employment with Electromed or separation thereof, including but not limited to wages for services rendered through May 11, 2012.

C.           The COBRA period for continuation of Hansen’s insurance coverage under Electromed’s group plans will begin on the first day of the month immediately following the Separation Date. Information recording Hansen’s right to elect COBRA coverage will be sent to him via separate letter.

D.           Hansen is not eligible for any other payments or benefits by virtue of his employment with Electromed or separation thereof except for those expressly described in this Separation Agreement. Hansen will receive the Separation Pay described in Section 2 of this Separation Agreement if, and only if, (i) Hansen signs the Separation Agreement, (ii) Hansen does not violate any of the terms and conditions set forth in this Separation Agreement, and (iii) Hansen signs (and does not rescind in whole or in part) this Separation Agreement.

2.           Separation Pay. Specifically in consideration of Hansen’s signing this Separation Agreement and subject to the limitations, obligations, and other provisions contained in this Separation Agreement, Electromed agrees as follows:

A.           To pay Hansen Separation Pay in the amount of one year’s base salary totaling $209,000.00 less applicable deductions and withholding. Provided that Hansen meets all of the conditions set forth in this Separation Agreement for receiving Separation Pay, payment under this Section 2.A. will be paid in a lump sum on the first day of the seventh month following Hansen’s “separation from service,” as defined in Code Section 409A.

B.           To pay Hansen any earned and unpaid bonus, if any, on a pro rata basis for the period through the Separation Date. The amount of such bonus, if any, shall be calculated based on Electromed’s annualized gross sales revenue as date last day of Hansen’s employment and shall be paid in a lump sum approximately sixty (60) days after the Separation Date.

C.           To continue to pay for 18 months, until November 30, 2013, the entire portion of the premiums for COBRA health and dental insurance coverage under Electromed’s group health and dental insurance plans. Electromed will discontinue payments under this Section 2.C. before November 30, 2013, if, and at such time as Hansen ceases to participate, for whatever reason, in Electromed’s group insurance plans, or Hansen accepts a position with another company that includes health benefits. By Hansen’s signature below, Hansen acknowledges and agrees that Electromed may modify or terminate its group insurance plans at any time and that Hansen will have the same right to participate in Electromed’s group insurance plans only as is provided on an equivalent basis to the company’s employees. Notwithstanding the foregoing, the COBRA period for continuation of Hansen’s insurance coverage under Electromed’s group plans will begin on June 1, 2012.

D.           To transfer title of the 2002 Volvo 5-80 sedan and 1995 Mercedes Benz 5-500 currently being used by Hansen. Hansen acknowledges that he has also been transferred title of the 2000 Dodge Durango Sport in his possession, although he owes Electromed a balance of $5,000.00 on that vehicle. Hansen acknowledges and agrees by signing this Separation Agreement, that the $5,000.00 may be deducted in full from his final paycheck. Hansen acknowledges that upon transfer of title of the vehicles above and final payment on the Dodge Durango, Electromed will have no further responsibility or liability for the maintenance and care of those vehicles, nor for any insurance premiums associated with those vehicles, coverage for which will be canceled upon transfer of title.

E.           To pay, within ten (10) days following expiration of the applicable rescission periods, Hansen’s reasonable attorneys’ fees incurred in connection with his separation from employment, in an amount up to, but not to exceed, $15,000.00. Hansen agrees that he, or his attorneys, will provide to Electromed’s attorneys a statement for services rendered by his attorneys in connection with his separation from employment and that payment will be made for the actual attorneys’ fees incurred not to exceed $15,000.00.

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3.           Release of Claims. Specifically in consideration of the Separation Pay described in Section 2, to which Hansen would not otherwise be entitled, by signing this Separation Agreement Hansen, for himself and anyone who has or obtains legal rights or claims through him, agrees to the following:

A.           Hansen hereby does release and forever discharge the “Released Parties” (as defined in Section 3.E. below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, Hansen has or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with his employment with Electromed, or the separation of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of his signing this Separation Agreement.

B.           This release includes, without limiting the generality of the foregoing, any claims Hansen may have for any of the following:

•	wages, compensation, distributions, bonuses, commissions, penalties, deferred compensation, vacation, sick, and/or PTO pay, separation pay and/or benefits;
•	defamation of any kind including, but not limited to, libel, slander; invasion of privacy; negligence; emotional distress; breach of express, implied or oral contract; estoppel; fraud; intentional or negligent misrepresentation; breach of any implied covenants; wrongful prosecution; assault or battery; negligent hiring, supervision or retention;
•	wrongful discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment);
•	violation of any of the following:
o	the United States Constitution,
o	the Minnesota Constitution,
o	the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq.,
o	Minn. Stat. Chapters 177 and 181,
o	Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq.,
o	the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.,
o	the Older Workers Benefit Protection Act, 29 U.S.C. § 623 et seq.,
o	Civil Rights Act of 1866, 42 U.S.C. § 1981,
o	Civil Rights Act of 1991, 42 U.S.C. §1981a,
o	the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.,
o	the Genetic Information Nondiscrimination Act of 2008,
o	the Employee Retirement Income Security Act of 1976, 29 U.S.C. § 1001 et seq.,
o	the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.,
o	the National Labor Relations Act, 29 U.S.C. § 151 et seq.,
o	the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.,
o	the Fair Credit Reporting Act, 15 U.S.C. §§ 1681 et seq.,
o	the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., or

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o	any other federal, state or local statute prohibiting discrimination in employment or granting rights to Hansen arising out of the employment relationship with Electromed or separation thereof;
•	any claim for retaliation, including any claim for retaliation under Minn. Stat. Chapter 176; and
•	any claim for discrimination or harassment based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, genetic information, status with regard to public assistance, or any other legally-protected class.

C.           Hansen hereby waives any and all relief not provided for in this Separation Agreement. Hansen understands and agrees that, by signing this Separation Agreement, he waives and releases any claim to employment with Electromed.

D.           Hansen is not, by signing this Separation Agreement, releasing or waiving (i) any vested interest he may have in any 401(k), pension, or profit sharing plan by virtue of his employment with Electromed, (ii) any rights or claims that may arise after the Separation Agreement is signed, (iii) the Separation Pay specifically promised to him in Section 2 of this Separation Agreement, (iv) the right to institute legal action for the purpose of enforcing the provisions of this Separation Agreement, (v) the right to file a charge of discrimination with a governmental agency such as the Equal Employment Opportunity Commission (although Hansen agrees that he will not be able to recover any award of money or damages if he files such a charge or has a charge filed on his behalf) or to testify, assist, or participate in an investigation, hearing, or proceeding conducted by such an agency, (vi) any rights he has under the Consolidated Onmibus Budget Reconciliation Act (“COBRA”); (vii) any existing rights pertaining to outstanding warrant agreements; or (viii) the right to coverage and indemnification under Minnesota law or under .Electromed’s directors’ and officers’ insurance coverage for acts or omissions in the course and scope of his employment with Electromed and his service as an officer and director of Electromed as set forth in and governed by Minnesota law and Electromed’s D&O insurance policy.

E.           The “Released Parties,” as used in this Separation Agreement, means Electromed, Inc. and any of its subsidiaries, divisions, affiliated entities, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, insurers, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Electromed, in their official and individual capacities.

4.           Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period. By signing this Separation Agreement, Hansen acknowledges and agrees that Electromed has informed him by this Separation Agreement that (a) he has the right to consult with an attorney of his choice prior to signing this Separation Agreement and Electromed encourages him to do so, and (b) he is entitled to twenty-one (21) calendar days from his receipt of this Separation Agreement to consider whether the terms are acceptable to him. Electromed encourages Hansen to use the full 21-day period to consider this Separation Agreement but he has the right, if he chooses, to sign this Separation Agreement prior to the expiration of the twenty-one (21) day period; provided, however, that Hansen may not sign this Separation Agreement until on or after the Separation Date.

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5.           Notification of Rights under the Minnesota Human Rights Act (Minn. Stat. Chapter 363A) and the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.). Hansen is hereby notified of his right to rescind (revoke) the release of claims contained in Section 3 with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363A, within fifteen (15) calendar days of his signing this Separation Agreement, and with regard to claims arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of his signing this Separation Agreement. The two rescission periods will run concurrently. in order to be effective, the rescission must:

A.           Be in writing; and

B.           Be delivered to Dr. James Cassidy, Interim Chief Executive Officer, Electromed, Inc., 500 Sixth Avenue NW, New Prague, MN 56071 by hand or mail within the required period; and

C.           If delivered by mail, the rescission must be postmarked within the required period, properly addressed to Dr. James Cassidy, as set forth above, and sent by certified mail, return receipt requested.

This Separation Agreement will be effective upon the expiration of the 15-day period. Notwithstanding the foregoing, if Hansen rescinds any part of this Separation Agreement in accordance with this Section 5, Electromed will have the right to void this Separation Agreement by giving Hansen written notice within ten (10) calendar days after Electromed’s receipt of his rescission notice. If Electromed exercises its right to void the Separation Agreement, then Hansen will not receive or be entitled to the Separation Pay described in Section 2 of this Separation Agreement.

6.           Post-Separation Restrictions and Obligations.

A.           Non-Competition. Hansen agrees that he will abide by the restrictions and obligations described in his Non-Competition, Non-Solicitation, and Confidentiality Agreement dated effective January 1, 2010 (the “Non-Competition Agreement”).

B.           Cooperation. Hansen agrees to provide Electromed the following for no additional payment or compensation other than the compensation and benefits outlined herein, at Electromed’s request, Hansen will cooperate with Electromed in any pending or future claims or lawsuits involving Electromed where Hansen has knowledge of the underlying facts. In addition, Hansen will not voluntarily aid, assist, or cooperate with any third party claimants or third party plaintiffs or their attorneys or agents in any claims or lawsuits commenced in the future against Electromed that arise out of events occurring prior to the Separation Date; provided, however, that nothing in this Separation Agreement will be construed to prevent Hansen from testifying truthfully and completely at an administrative hearing, a deposition, or in court in response to a lawful subpoena or as otherwise required by law, in any litigation or proceeding involving Electromed. Hansen agrees to promptly notify Electromed as immediately as possible if he is subpoenaed or otherwise required or asked to testify in any proceeding so it has sufficient time to move to quash or otherwise lawfully prevent his testimony.

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7.           Representations and Warranties. Hansen represents and warrants that to the best of his knowledge, Hansen did not breach any fiduciary duties owed to Electromed and that he has not taken any action of which he is aware that could result in criminal liability for Electromed. Hansen acknowledges that these representations and warranties are a material inducement for Electromed to enter into this Agreement. Electromed is not currently aware of any instances in which Hansen has breached his fiduciary duties owed to Electromed or any actions he has taken that could result in criminal liability for Electromed.

8.           Return of Property. Hansen acknowledges and agrees that all documents and materials relating to the business of, or the services provided by, Electromed are the sole property of Electromed. Hansen agrees and represents that to the best of his knowledge (a) he has returned to Electromed all of its property (whether or not confidential or proprietary), including but not limited to, all client records, and all Electromed documents, materials, emails, and texts concerning Electromed from any and all personal media (including, but not limited to, personal computers, Blackberries, PDA’s, cell phones, etc.), whether on computer disc, hard drive or other form, and all copies thereof, within his possession or control, and (b) following his returning of all the above-described property, he then deleted or otherwise destroyed all Electromed-related information, including deleting such information from all his personal media. This provision does not relate to publicly available information about Electromed that may be in Hansen’s possession, or to any data relating to Hansen’s ownership of shares in Electromed.

9.            Confidentiality and Nondisparagement.

A.           Hansen promises and agrees not to discuss or disclose, directly or indirectly, in any manner whatsoever, any information regarding either (i) the contents and terms of this Separation Agreement, or (ii) the substance and/or nature of any dispute between Electromed and any employee or former employee, including himself. Hansen agrees that the only people with whom he may discuss this confidential information are his legal and financial advisors, and his spouse, if applicable, provided they agree to keep the information confidential, or as required by law. Notwithstanding the foregoing, Hansen acknowledges that Electromed may disclose either or both of (i) the contents and terms or this Separation Agreement, and (ii) the substance and/or nature of any dispute between Electromed and any employee or former employee, including himself, to the extent necessary to comply with legal requirements.

B.           Hansen promises and agrees not to make or induce any other person to make derogatory or disparaging statements of any kind, oral or written, regarding the Released Parties (as defined in Section 3.E.) to any person or organization whatsoever.

C.           Provided, however, that nothing in this Section or elsewhere in this Separation Agreement will limit (i) Hansen’s obligation to give truthful testimony or information to a court or governmental agency when required to do so by subpoena, court order, law, or administrative regulation, or (ii) Hansen’s legal right to testify, assist, or participate in an investigation, hearing or proceeding conducted regarding a charge of discrimination filed with a governmental agency.

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10.           Standstill. For a period of three (3) years from and after the Separation Date, Hansen will not, and will not assist or encourage others (including by providing financing or forming, joining, or in any way participating in any “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”)) to, directly, or indirectly, (a) nominate a competing slate of directors at any meeting of the Company’s shareholders, (b) engage in any “solicitation” of proxies to vote or consent, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or be or become a “participant” in any “election contest” with respect to the Company (all within the meaning of Section 14 of the Exchange Act), (c) make, effect or commence (including by way of letter or other communication to the Company or its shareholders) any tender or exchange offer, merger or other business combination, (d) engage in, or participate in any way in, any transaction regarding control of the Company that has not been approved by the Board, or (e) otherwise act, alone or in concert with others, to seek representation on or to control of influence the management, board of directors or policies of the Company.

11.           Non-Admission. It is expressly understood that this Separation Agreement does not constitute, nor will it be construed as an admission by Electromed or Hansen of any liability or unlawful conduct whatsoever. Electromed and Hansen specifically deny any liability or unlawful conduct.

12.           Remedies. If either party breaches any term of this Separation Agreement, the non-breaching party will be entitled to its available legal and equitable remedies. If it is discovered that the representations contained in Section 7 are substantially untrue as a result of any administrative, civil or criminal complaint or investigation, Electromed will have the right, in addition to any other rights Electromed may have in law or equity, to, withhold any future payments owed under the Separation Agreement, to be offset against any costs or damages Electromed can prove were caused or incurred as a result of an actual breach by Hansen. Should Electromed not prove an actual breach by Hansen, any withheld amounts under this Separation Agreement shall be released and paid to Hansen.

13.           Code Section 409A. Notwithstanding any other provision of this Separation Agreement to the contrary, the parties intend that this Separation Agreement will satisfy the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (collectively hereinafter referred to as “409A”) in a manner that will preclude the imposition of additional taxes and interest imposed under 409A. The parties- agree that the Separation Agreement will be amended (as determined by Electromed in consultation with Hansen) to the extent necessary to comply with 409A, as amended from time to time, and the notices and other guidance of general applicability issued thereunder.

14.           Governing Law. This Separation Agreement and all questions arising in connection with it will be governed by the laws of the State of Minnesota.

15.           Successors and Assigns. This Separation Agreement is personal to Hansen and may not be assigned by him without the written agreement of Electromed. The rights and obligations of this Separation Agreement will inure to the successors and assigns of Electromed.

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16.           Severability. If a court finds any term of this Separation Agreement to be invalid, unenforceable, or void, the parties agree that the court will modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term will be severed and all other terms of this Separation Agreement will remain in effect.

17.           Entire Agreement. This Separation Agreement contains the sole offer and full agreement between Hansen and Electromed relating to Hansen’s employment with Electromed, the separation from such employment, and his right to severance/separation pay or benefits, and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Separation Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties relating to Hansen’s employment with Electromed and separation thereof, compensation, benefits, and/or separation/severance payments and/or benefits, including but not limited to Hansen’s Employment Agreement dated January 1, 2010, and any other policies, contracts, offers, or plans. Notwithstanding the foregoing, this Separation Agreement does not supersede or terminate the Non-Compete Agreement or any separate warrant agreements between Hansen and Electromed.

18.           Expiration of Offer. Hansen may not sign this Separation Agreement before the Separation Date. The offer contained in this Separation Agreement will automatically expire at midnight on the later of (a) the twenty-first (21st) calendar day after the date of receipt (the “Expiration Date”). If Hansen does not sign this Separation Agreement by the Expiration Date and promptly return it to Electromed, then the offer contained in this Separation Agreement will automatically be revoked and Hansen will not receive the Separation Pay described in Section 2 of this Separation Agreement.

19.           Execution in Counterparts. This Separation Agreement may be signed in counterparts by the parties hereto with the same force and effect as if the above parties signed the same original agreement. Facsimile copies and photocopies of the parties’ signatures to this Settlement Agreement shall be valid and enforceable to the same extent as original signatures, and the parties hereby waive any requirement that original signatures be produced as a condition of proving the validity of or otherwise enforcing this Separation Agreement.

20.           Acknowledgment of Reading and Understanding. By signing this Separation Agreement, Hansen acknowledges that he has read and obtained legal advice regarding this Separation Agreement, including the release of claims contained in Section 3 and that he understands that the release of claims is a full and final release of all claims Hansen may have against Electromed and the other entities and individuals covered by the release. By signing, Hansen also acknowledges and agrees that he has entered into this Separation Agreement knowingly and voluntarily.

[The remainder of this page is intentionally blank. The signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this Separation Agreement and Release of Claims in the manner appropriate to each.

ROBERT D. HANSEN

Date:	May 14, 2012	/s/ Robert D. Hansen

ELECTROMED, INC.

Date:	May 14, 2012	/s/ James Cassidy
By: James Cassidy
Its: Interim Chief Executive Officer

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